Exhibit (d)(4)

RECIPROCAL CONFIDENTIALITY AGREEMENT

This Reciprocal Confidentiality Agreement (this “Agreement”) is made effective as of May 10, 2021 (the “Effective Date”), by and between AstraZeneca Pharmaceuticals LP, a Delaware limited partnership with offices at 1800 Concord Pike, Wilmington, Delaware 19803 (“AstraZeneca”) and CinCor Pharma, Inc, a corporation with offices at 5375 Medpace Way, Cincinnati OH 45227 (the “Company”), (each a “Party”) (collectively, the “Parties”)

The Parties have had discussions, and contemplate further discussions and negotiations, concerning one or more proposed business arrangements involving AstraZeneca or one or more of its Affiliates (as defined below) on the one hand and the Company or one or more of its Affiliates on the other related to exploration of treatment resistant hypertension therapy using the compound referred as CIN-107 (the “Proposed Transaction”). In connection therewith, each Party desires to disclose to the other Party certain confidential and proprietary information for the sole purpose of enabling the receiving Party to evaluate or enter into the Proposed Transaction (the “Purpose”).

Agreement

In consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Definitions. Unless otherwise specifically provided in this Agreement, the following terms shall have the following meanings:

1.1	“Affiliate” means, with respect to a Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person. “Control” and, with correlative meanings, the terms “controlled by” and “under common control with” mean (a) the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, resolution, regulation or otherwise, or (b) to own more than 50% of the outstanding voting securities or other ownership interest of such Person.

1.2	“Agreement” has the meaning set forth in the preamble hereto.

1.3	“AstraZeneca” has the meaning set forth in the preamble hereto.

1.4	“Company” has the meaning set forth in the preamble hereto.

1.5	“Confidential Information” means any and all (a) information or material, including any documents, notes, analyses, studies, financial summaries, samples, drawings, diagrams, designs, flowcharts, databases, models, plans and software (including source and object codes), that at any time on or after the Effective Date has been or is provided or communicated by or on behalf of one Party (such Party in such capacity, the “Disclosing Party”) or any of its Representatives to the other Party (such Party in such capacity, the “Receiving Party”) or any of its Representatives in connection with the Proposed Transaction, including any discussions or negotiations with respect thereto and any data, ideas, concepts or techniques contained therein and (b) any modifications thereof or derivations therefrom, including documents, memoranda, notes, studies and analyses prepared by the Receiving Party or its Representatives that contain, incorporate or are derived from the Disclosing Party’s Confidential Information, in each case, to the extent containing any information or material described in clause (a). Confidential Information may be disclosed either orally, visually, electronically, in writing, by delivery of materials containing Confidential Information or in any other form now known or hereafter invented.

1.6	“Disclosing Party” has the meaning set forth in the definition of “Confidential Information”.

1.7	“Effective Date” has the meaning set forth in the preamble hereto.

1.8	“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.9	“Proposed Transaction” has the meaning set forth in the recitals hereto.

1.10	“Purpose” has the meaning set forth in the recitals hereto.

1.11	“Receiving Party” has the meaning set forth in the definition of “Confidential Information”.

1.12	“Representative” means, with respect to a Party, its Affiliates and its and their respective directors, officers, and employees, agents, contractors, consultants, advisors and representatives.

2.	Obligations of the Receiving Party. Subject to Sections 3 and 4, from the Effective Date and for five years thereafter, the Receiving Party

(a) shall use the Confidential Information of the Disclosing Party solely for the Purpose and shall not use such Confidential Information for any other purpose,

(b) shall keep confidential and not publish, make available or otherwise disclose any Confidential Information, except to its Representatives who reasonably require access to such Confidential Information in connection with the Purpose and who are bound by confidentiality and non-use obligations with respect to such Confidential Information that are no less onerous than those set forth in this Agreement, and

(c) shall not disclose (including by issuing a press release or otherwise making any public statement) to any other Person the fact that Confidential Information has been made available to the Receiving Party, the fact that discussions or negotiations with respect to the Proposed Transaction are taking place between the Parties, or any of the terms, conditions or other facts with respect to such discussions or negotiations (including the status thereof). For purposes of this Agreement, the information described in the foregoing clause (c) shall be deemed to be Confidential Information of each Party.

The Receiving Party shall be jointly and severally liable for any breach by any of its Representatives of the restrictions set forth in this Agreement. The Receiving Party shall notify the Disclosing Party promptly upon the Receiving Party’s discovery of any disclosure or use of Confidential Information of the Disclosing Party by the Receiving Party or any of its Representatives in breach of the terms hereof, and the Receiving Party, at its expense, shall cooperate with the Disclosing Party at the Disclosing Party’s reasonable request to mitigate such breach and prevent any further breach hereof.

3.	Exceptions. The Receiving Party’s obligations under this Agreement shall not extend to any Confidential Information to the extent that the Receiving Party can demonstrate that such Confidential Information (a) is or hereafter becomes generally available to the public by use, publication, general knowledge or the like other than by breach by the Receiving Party or any of its Representatives of the terms hereof, (b) is received from a third party, other than a Representative of, or any other Person that disclosed Confidential Information on behalf of, the Disclosing Party, that is lawfully in possession of such information and is not in violation of any contractual or legal obligation of confidentiality between such third party and the Disclosing Party or any of its Representatives with respect to such information, (c) was already in the possession of the Receiving Party or any of its Affiliates prior to receipt from the Disclosing Party or any of its Representatives as shown in the written records of the Receiving Party or its Affiliates or by other competent evidence, (d) is or was independently developed by the Receiving Party or any of its Affiliates without use or reference to Confidential Information of the Disclosing Party, as shown in the written records of the Receiving Party or its Affiliates or by other competent evidence, or (e) is or was generally made available to third parties by or on behalf of the Disclosing Party, or its Affiliates, without restriction on disclosure. Confidential Information disclosed to the Receiving Party hereunder shall not be deemed to fall within the foregoing exceptions merely because it is embraced by more general information that falls within such exceptions.

4.	Compliance with Law. This Agreement shall not be deemed to restrict either Party or its Representatives from complying with a lawfully issued governmental order or other legal requirement, including by reason of filings with securities regulators, to produce or disclose Confidential Information; provided, however, that the Receiving Party shall, to the extent permitted by law, promptly notify the Disclosing Party upon learning of such requirement, to enable the Disclosing Party to oppose such requirement or obtain a protective order, and the Receiving Party shall, and shall cause any of its Representatives (as applicable) to, reasonably cooperate with the Disclosing Party in objecting to such requirement and in any related proceedings.

5.	Return of Confidential Information.

Upon the Disclosing Party’s written request, the Receiving Party shall (a) at the Receiving Party’s discretion, either destroy or return to the Disclosing Party or its designee any and all tangible embodiments of the Disclosing Party’s Confidential Information described in clause (a) of the definition of Confidential Information (including all copies and reproductions thereof), (b) destroy any and all tangible embodiments of the Disclosing Party’s Confidential Information described in clause (b) of the definition of Confidential Information, and (c) immediately cease, and cause its Representatives to cease, use of the Disclosing Party’s Confidential Information. Notwithstanding the destruction or return of Confidential Information, the Receiving Party will continue to be bound by its obligations under this Agreement.

Notwithstanding the foregoing, (x) the Receiving Party may retain one copy of the Disclosing Party’s Confidential Information for archival purposes and as reasonably necessary to demonstrate compliance with the terms and conditions of this Agreement, including in connection with legal proceedings and (y) neither the Receiving Party nor any of its Representatives shall be required to delete or destroy any electronic back-up tapes or other electronic back-up files that have been created solely by the automatic or routine archiving and back-up procedures of the Receiving Party or its Representatives, to the extent created and retained in a manner consistent with its or their standard archiving and back-up procedures.

6.	No Representation or Warranty. ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS” AND EACH PARTY HEREBY DISCLAIMS AND EXCLUDES ANY AND ALL REPRESENTATIONS OR WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESSED OR IMPLIED, WITH RESPECT TO CONFIDENTIAL INFORMATION PROVIDED BY OR ON BEHALF OF IT HEREUNDER, INCLUDING ANY REPRESENTATION OR WARRANTY OF ACCURACY, COMPLETENESS, QUALITY, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE OR NON-INFRINGEMENT. The Disclosing Party shall not have any liability, direct or indirect, to the Receiving Party for any damages that may arise as a result of the Receiving Party’s use of Confidential Information or any errors therein or omissions therefrom, except to the extent expressly set forth in any definitive agreement with respect to the Proposed Transaction. Nothing in this Section is intended to limit or exclude the Disclosing Party’s liability for fraud.

7.	Ownership of Confidential Information/No License. The Receiving Party agrees that, as between the Parties, the Disclosing Party is and shall remain the exclusive owner of the Confidential Information disclosed by or on behalf of the Disclosing Party and all patent, copyright, trade secret, trademark and other intellectual property rights therein. No license or conveyance of any such rights to the Receiving Party or any of its Representatives is granted or implied under this Agreement.

8.	Miscellaneous.

8.1	No Obligation Regarding Proposed Transaction. Neither Party shall have any obligation to disclose any Confidential Information to the other Party. Either Party may, at any time, cease disclosing Confidential Information to the other Party without any liability. This Agreement is not intended, and shall not be construed, to obligate either Party to enter into any further agreement with the other Party or to refrain from entering into an agreement or negotiation with any third party. Neither this Agreement nor any course of conduct by either AstraZeneca (or any of its Representatives) or Company (or any of its Representatives) before or after the Effective Date, other than the execution and delivery of a definitive agreement with respect to the Proposed Transaction, shall give rise to any obligation on the part of AstraZeneca (or any of its Representatives) or Company (or any of its Representatives) to (a) continue discussions or negotiations related to, or consummate any transaction related to, the Proposed Transaction or (b) execute and deliver a definitive agreement with respect to the Proposed Transaction. Each of AstraZeneca and Company has the right to terminate negotiations relating to the Proposed Transaction at any time prior to the execution of a definitive agreement with respect thereto without any liability to the other Party (or any of its Representatives).

8.2	Governing Law. The interpretation and construction of this Agreement shall be governed by the law of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

8.3	Exclusive Jurisdiction. Subject to Section 8.8, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the state and federal courts for the State of Delaware for any action, suit or proceeding arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

8.4	Notice. Any notice, request, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if hand delivered or sent by an internationally recognized overnight delivery service, costs prepaid, addressed to the applicable Party at its address first set forth above (or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section), and sent to the attention of [***] (with respect to AstraZeneca), or to Business Development (with respect to the Company). A copy of the communication shall also be emailed to AstraZeneca at [***], or to the Company at [***]. Such notice shall be deemed to have been given as of the date delivered by hand, or on the second business day (at the place of delivery) after deposit with an internationally recognized overnight delivery service, whichever is the earlier.

8.5	Amendment. Any amendment or modification of this Agreement must be in writing and signed by authorized representatives of both Parties.

8.6	Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights, or delegate its obligations, under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, except that each Party without such consent may assign its rights under this Agreement with respect to its own Confidential Information to any of its Affiliates or any successor in interest to all or substantially all of the business to which its Confidential Information relates. Nothing in this Section is intended or shall be construed to permit the assigning Party to publish, make available or otherwise disclose any Confidential Information of the other Party to its assignee or any other Person except as otherwise permitted by this Agreement.

8.7	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior agreements, whether written or oral, with respect to the subject matter of this Agreement and the terms of this Agreement shall control over any additional purported confidentiality requirements imposed by any offering memorandum, web-based database or similar repository of Confidential Information to which the Receiving Party or any of its Representatives is granted access in connection with the Proposed Transaction, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I Agree” icon or other indication of assent to such additional confidentiality conditions, it being understood and agreed that the Receiving Party’s confidentiality and non-use obligations with respect to the Disclosing Party’s Confidential Information are exclusively governed by this Agreement and may not be reduced or expanded except by a written agreement that is hereafter executed by each Party. Each Party confirms that, with respect to the subject matter of this Agreement, it is not relying on any representations, warranties, or covenants of the other Party except as specifically set out in this Agreement.

8.8	Equitable Relief. A breach by either Party of this Agreement will cause irreparable damage for which the non-breaching Party will not be adequately compensated by monetary damages. In the event of a breach, or threatened breach, of this Agreement, the non-breaching Party shall be entitled to obtain equitable relief from any court of competent jurisdiction, whether preliminary or permanent, without the need to show irreparable harm or the inadequacy of monetary damages as a remedy and without the requirement of having to post bond or other security. Nothing in this Section 8.8 is intended, or shall be construed, to limit the Parties’ rights to any other remedy for a breach of any provision of this Agreement.

8.9	Severability. To the fullest extent permitted by applicable law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal, or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in any respect, then such provision shall be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by applicable law and if the rights or obligations of either Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect and the Parties shall use their reasonable best efforts to negotiate a provision in replacement of the provision held invalid, illegal, or unenforceable that is consistent with applicable law and achieves, as nearly as possible, the original intention of the Parties.

8.10	Waiver. A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy shall not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies. To be effective any waiver must be in writing. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by law or otherwise available except as expressly set forth herein.

8.11	Construction. Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or.” The headings of this Agreement are for convenience of reference only and do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

8.12	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same agreement. The Parties agree that execution of this Agreement by industry standard electronic signature software and/or by exchanging executed signature pages in ..pdf format via e-mail shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or related to this Agreement, each Party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

[Signatures to follow]

Execution

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

ASTRAZENECA PHARMACEUTICALS LP		CinCor Pharma, Inc

By:	/s/ Kumar Srinivasan	By:	/s/ Marc de Garidel

Name:	Kumar Srinivasan	Name:	Marc de Garidel

Title:	Vice President	Title:	CEO